Exhibit 2.2

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is entered into as of September [•], 2019, among Tilray, Inc., a Delaware corporation (“Tilray”), Privateer Holdings, Inc., a Delaware corporation (the “Privateer”) and the undersigned (the “Stockholder”).

WHEREAS, as of the date hereof, the Stockholder is the sole record and beneficial (as such term is defined in Rule 13d-3 under the Exchange Act, which meaning will apply for all purposes of this Agreement whenever the term “beneficial” or “beneficially” is used) owner of and has the sole power to vote (or to direct the voting of) the number of shares of capital stock of Privateer (the “Privateer Capital Stock”), set forth opposite the Stockholder’s name on Schedule I hereto (such Privateer Capital Stock together with any other shares of Privateer (“Shares”) the voting power of which is acquired, held of record, or beneficially owned by such Stockholder during the period from the date hereof through the date on which this Agreement is terminated in accordance with its terms (such period, the “Voting Period”), are collectively referred to herein as the “Subject Shares”);

WHEREAS, Tilray, Privateer, Down River Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Tilray (“Merger Sub”), are concurrently entering into an Agreement and Plan of Merger and Reorganization, dated on or about the date hereof (as amended from time to time, the “Merger Agreement”), pursuant to which Privateer shall be merged with and into Merger Sub, with Merger Sub continuing as the surviving entity thereafter (the “Merger”);

WHEREAS, the adoption of the Merger Agreement and the Contemplated Transactions (as defined in the Merger Agreement) requires the affirmative vote as set forth in Section 2.4 of the Merger Agreement; and

WHEREAS, as an inducement to Tilray’s and Privateer’s willingness to enter into the Merger Agreement and consummate the Contemplated Transactions, transactions from which the Stockholder believes it will derive substantial benefits through its ownership interest in Privateer, the Stockholder is entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Capitalized Terms. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

ARTICLE II

SUPPORT AGREEMENT AND IRREVOCABLE PROXY

SECTION 2.1 Agreement to Vote.

(a) The Stockholder hereby agrees that, within 2 Business Days of the Registration Statement becoming effective, the Stockholder shall execute and deliver, or cause to be executed and delivered, to Privateer, a written consent in the form of Exhibit A hereto (a “Written Consent”) with respect to the Subject Shares for purposes of (i) (A) adopting and approving the Merger Agreement and the Contemplated Transactions, (B) adopting and approving the Amended and Restated Privateer Charter, (C) acknowledging that the approval given thereby is irrevocable and that such Stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL and that such Stockholder has received and read a copy of Section 262 of the DGCL, (D) acknowledging that by its approval of the Merger such Stockholder is not entitled to appraisal rights with respect to the Subject Shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of the Subject Shares under the DGCL, and (E) approving the Preferred Stock Conversion (collectively, the “Privateer Stockholder Matters”) and (ii) waiving any notice that may have been or may be required relating to the Merger or any of the other Contemplated Transactions. The Written Consent shall be coupled with an interest and shall be irrevocable.

(b) To the extent not already provided by the Written Consent, the Stockholder hereby agrees that, during the Voting Period, and at any duly called meeting of the stockholders of Privateer (or any adjournment or postponement thereof), or in any other circumstances (including action by written consent of stockholders in lieu of a meeting) upon which a vote, adoption or other approval or consent with respect to the adoption of the Merger Agreement or the approval of the Merger and the other Contemplated Transactions is sought, the Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, and shall provide an executed written consent or vote (or cause to be voted), in person or by proxy, all its Subject Shares, in each case (i) in favor of (A) any proposal to adopt and approve or reapprove the Merger Agreement and the Contemplated Transactions, including without limitation the Privateer Stockholder Matters and (B) waiving any notice that may have been or may be required relating to the Merger or any of the other Contemplated Transactions, and (ii) against (A) any Acquisition Proposal, and (B) any action, proposal, transaction or agreement that, to the knowledge of the Stockholder, would reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Stockholder under this Agreement.

(c) The Stockholder hereby agrees that it will not revoke any consent granted pursuant to this Section 2.1.

SECTION 2.2 Grant of Irrevocable Proxy. The Stockholder hereby irrevocably constitutes and appoints Tilray, and any designee of Tilray, and each of them individually, as the Stockholder’s proxy, with full power of substitution and resubstitution, to vote, including by executing written consents, during the Voting Period with respect to any and all of the Subject Shares on the matters and to perform the covenants in the manner specified in Section 2.1. The Stockholder shall take all further action or execute such other instruments as may be necessary to effectuate the intent of any such proxy. The Stockholder affirms that the irrevocable proxy given by it hereby with respect to the Merger Agreement and the Contemplated Transactions is given to Tilray by the Stockholder to secure the performance of the obligations of the Stockholder under this Agreement. It is agreed that Tilray (and its officers on behalf of Tilray) will use the irrevocable proxy that is granted by the Stockholder hereby only in accordance with applicable Laws and that, to the extent Tilray (and its officers on behalf of Tilray) uses such irrevocable proxy, it will only vote (or sign written consents in respect of) the Subject Shares subject to such irrevocable proxy with respect to the matters specified in, and in accordance with the provisions of, Section 2.1.

SECTION 2.3 Nature of Irrevocable Proxy. The proxy granted pursuant to Section 2.2 to Privateer by the Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy, including for the purposes of Section 212 of the DGCL, and shall revoke any and all prior proxies or powers of attorney granted by the Stockholder and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by the Stockholder with respect thereto. The proxy granted hereunder shall terminate upon the termination of this Agreement, but shall survive the death or incapacity of the Stockholder and any obligation of the Stockholder under this Agreement shall be binding upon the heirs, personal representatives and successors of the Stockholder.

ARTICLE III

COVENANTS

SECTION 3.1 Subject Shares.

(a) The Stockholder agrees that during the Voting Period, the Stockholder shall not, and shall not commit or agree to, without the prior written consent of Privateer and Tilray, (i) directly or indirectly, whether by merger, consolidation or otherwise, offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift or by operation of law), (ii) enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, any or all of the Subject Shares or any interest therein (iii) grant any proxies or powers of attorney with respect to any or all of the Subject Shares or deposit any Subject Shares into a voting trust, enter into a voting agreement or otherwise agree to vote (or sign written consents in respect of) the Subject Shares on any matter or divest itself of any voting rights in the Subject Shares, or (iv) take any action that would have the effect of preventing or disabling the Stockholder from performing its obligations under this Agreement (collectively, a “Transfer”). Notwithstanding the foregoing, the Stockholder may (1) Transfer the Subject Shares to any member of the immediate family of the Stockholder or to any trust for the direct or indirect benefit of the Stockholder or the immediate family of the Stockholder, (2) Transfer the Subject Shares by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the Stockholder, (3) Transfer the Subject Shares to stockholders, direct or indirect affiliates (within the meaning set forth in Rule 405 under the Securities Act of 1933, as amended), current or former partners (general or limited), members or managers of the Stockholder, as applicable, or to the estates of any such stockholders, affiliates, partners, members or managers, or to another corporation, partnership, limited liability company or other business entity that controls, is controlled by or is under common control with the Stockholder, (4) Transfer by operation of law pursuant to a qualified domestic relations order or in connection with a divorce settlement, (5) if the Stockholder is a trust, Transfer to any beneficiary of the Stockholder or the estate of any such beneficiary, and (6) if the Stockholder is a Person that executed and delivered this Agreement as of the date hereof, subject to applicable Law and the full satisfaction of such Person’s escrow obligations set forth in the Merger Agreement and Escrow Agreement, offer for sale, sell (including short sales), transfer, assign or otherwise dispose of, up to an aggregate total of ten percent (10%) of the Subject Shares (excluding any Subject Shares which, pursuant to the Merger will be cancelled and represent the right to receive Class 1 shares of common stock of Tilray) held by the Stockholder as of the date hereof (whether in one transaction or a series of transactions) to any Person or Persons who has not signed a support agreement in connection with the Merger that is substantially similar to this Agreement (provided that any such transfer shall not be part of a joint, concerted, coordinated, collective or group effort with any other Person to market and sell, transfer or otherwise dispose of Subject Shares); provided that, in each case of clauses (1) through (6) above, prior to and as a condition to the effectiveness of any Transfer, such transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) executes and delivers to Privateer and Tilray a joinder to this Agreement in a form and in a manner reasonably satisfactory to Privateer and Tilray. The Stockholder agrees that any Transfer of Subject

Shares not permitted hereby shall be null and void ab initio and that any such Transfer shall be enjoined. If any voluntary or involuntary transfer of any Subject Shares covered hereby shall occur (including, but not limited to, a sale by the Stockholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect.

(b) In the event of a stock dividend or distribution, or any change in the Subject Shares by reason of any stock dividend or distribution, split-up, recapitalization, combination, conversion, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction. The Stockholder further agrees that, in the event Stockholder purchases or otherwise acquires beneficial or record ownership of or an interest in, or acquires the right to vote or share in the voting of, any additional Shares, in each case after the execution of this Agreement, the Stockholder shall deliver promptly to Tilray written notice of such event, which notice shall state the number of additional Shares so acquired. The Stockholder agrees that any such additional Shares shall be subject to the terms of this Agreement, including all covenants, agreements, obligations, representations and warranties set forth herein as if those additional shares were owned by the Stockholder on the date of this Agreement.

(c) Privateer hereby acknowledges the restrictions on the Transfer of Subject Shares contained in this Section 3.1. Privateer agrees not to register any Transfer of any certificate or uncertificated interest representing any Subject Shares or by any Stockholder made in violation of the restrictions set forth in this Section 3.1.

SECTION 3.2 Stockholder’s Capacity. All agreements and understandings made herein shall be made solely in the Stockholder’s capacity as a holder of the Subject Shares and not in any other capacity.

SECTION 3.3 Other Offers. Except to the extent Privateer is permitted to take such action pursuant to the Merger Agreement, the Stockholder shall not, and shall cause its Representatives and Affiliates not to, directly or indirectly, take any of the following actions: (i) solicit, initiate, assist, knowingly encourage or knowingly facilitate an Acquisition Proposal, (ii) furnish or otherwise make available any non-public information regarding Privateer, Tilray or any of their Subsidiaries to any Person in connection with or in response to an Acquisition Proposal, (iii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Person with respect to, or otherwise knowingly cooperate in any way with any person (or any representative thereof) with respect to, any Acquisition Proposal, (iv) approve, endorse or recommend or propose to approve, endorse or recommend, any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating, approving, endorsing or recommending or proposing to approve, endorse or recommend, any Acquisition Transaction or accepting any Acquisition Proposal; provided, however, that none of the foregoing restrictions shall apply to the Stockholder’s and its Representatives’ interactions with Merger Sub, Tilray and their respective Subsidiaries and Representatives. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by any Representatives of the Stockholder shall be deemed to be a breach of this Section 3.3 by the Stockholder. The Stockholder shall, and shall cause its Representatives to, immediately cease and cause to be terminated any and all existing discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal or proposal that would reasonably be expected to lead to an Acquisition Proposal.

SECTION 3.4 Communications. During the Voting Period, the Stockholder shall not, and shall cause its Representatives not to, directly or indirectly, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or any of the transactions contemplated hereby and thereby, without the prior written consent of Privateer and Tilray; provided that the foregoing shall not limit or affect any actions taken by the Stockholder (or any affiliated officer or director of Stockholder) that would be permitted to be taken by Stockholder pursuant to the Merger Agreement. The Stockholder hereby (a) consents to and authorizes the publication and disclosure by Privateer, Merger Sub and Tilray (including in any publicly filed documents relating to the Merger or any Contemplated Transactions) of: (i) the Stockholder’s identity; (ii) the Stockholder’s beneficial ownership of the Subject Shares; (iii) this Agreement; and (iv) the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement, and any other information that Privateer, Merger Sub or Tilray determines to be necessary in any SEC disclosure document in connection with the Merger or any of the other Contemplated Transactions and (b) agrees as promptly as practicable to notify Privateer, Merger Sub and Tilray of any required corrections with respect to any written information supplied by the Stockholder specifically for use in any such disclosure document.

SECTION 3.5 Waiver of Appraisal Rights. The Stockholder hereby irrevocably and unconditionally waives, and agrees not to assert, exercise or perfect (or attempt to exercise, assert or perfect) any rights of appraisal or rights to dissent from the Merger or quasi-appraisal rights that it may at any time have under applicable Laws, including Section 262 of the DGCL, and agrees not to dissent with respect to the Merger. The Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Privateer, Merger Sub, Tilray or any of their respective successors, directors or officers, (a) challenging the validity, binding nature or enforceability of, or seeking to enjoin the operation of, this Agreement or the Merger Agreement, or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation, entry into or consummation of the Merger Agreement.

SECTION 3.6 Certain Regulatory Filings.

(a) The Stockholder shall promptly execute and file, or join in the execution and filing of, any application, notification, or other document that may be necessary in order to obtain the authorization, approval, or consent of any governmental authority that may be reasonably required or advisable in connection with the consummation of the Contemplated Transactions.

(b) The Stockholder shall use its commercially reasonable efforts to obtain all such authorizations, approvals, and Consents as promptly as possible after the execution of this Agreement, including the expiration or termination of the waiting period under the HSR Act, or under foreign competition Laws, with respect to the Contemplated Transactions. Without limiting the foregoing, to the extent not completed prior to the date hereof, the Stockholder shall use its commercially reasonable efforts to make, or cause to be made, all filings required of it or any of its respective Affiliates under the HSR Act and foreign competition Laws with respect to the Contemplated Transactions as promptly as reasonably practicable, and in any event shall file a Notification and Report Form pursuant to the HSR Act 10 Business Days after the execution of this Agreement, and any other filing or notification required pursuant to any foreign competition Law within 10 Business Days after the execution of this Agreement. The Stockholder shall furnish promptly to the Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice and any other requesting governmental authority additional information reasonably requested pursuant to the HSR Act or any foreign competition Laws in connection with such filings.

(c) The Stockholder shall use its commercially reasonable efforts to resolve objections, if any, as may be asserted by any Governmental Body with respect to the Contemplated Transactions under any applicable antitrust Laws, including responding promptly to and complying with any requests for information relating to this Agreement, the Merger Agreement, or any initial filings required under the HSR Act, and any other additional filings (“Merger Notification Filings”) from any Governmental Body charged with enforcing, applying, administering or investigating any antitrust Laws.

(d) Notwithstanding anything to the contrary herein, (i) the Stockholder shall not have any obligation to litigate or contest any such Legal Proceeding or order resulting therefrom and (ii) the Stockholder shall not be under an obligation to make proposals, execute or carry out agreements or submit to orders providing for (A) the sale, license, divestiture, or other disposition or holding separate of any assets of the Stockholder or any of its respective Affiliates, or (B) the imposition of any limitation or restriction on the ability of the Stockholder or any of its respective Affiliates to freely conduct its business.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

The Stockholder hereby represents and warrants to Privateer and Tilray as follows:

SECTION 4.1 Due Authorization, etc. The Stockholder is a natural person, corporation, limited partnership or limited liability company. If the Stockholder is a corporation, limited partnership or limited liability company, Stockholder is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized or constituted. The Stockholder has all necessary power and authority to execute and deliver this Agreement, perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of the Stockholders’ obligations hereunder and the consummation of the transactions contemplated hereby by the Stockholder have been duly authorized by all necessary action on the part of the Stockholder and no other proceedings on the part of the Stockholder are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and (assuming the due authorization, execution and delivery by Privateer and Tilray) constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and by general equitable principles.

SECTION 4.2 Ownership of Shares. Schedule I hereto correctly sets forth opposite the Stockholder’s name the Shares over which the Stockholder has sole record and beneficial ownership as of the date hereof. As of the date hereof, the Stockholder is the lawful owner of the Shares denoted as being owned by the Stockholder on Schedule I hereto, has the sole power to vote or cause to be voted such Shares and has the sole power to dispose of or cause to be disposed such Shares (other than, if Stockholder is a partnership or a limited liability company, the rights and interest of persons and entities that own partnership interests or units in Stockholder under the partnership agreement or operating agreement governing Stockholder and applicable partnership or limited liability company law, or if Stockholder is a married individual and resides in a state with community property laws, the community property interest of his or her spouse to the extent applicable under such community property laws, which spouse hereby consents to this Agreement by executing the spousal consent attached hereto). The Stockholder has, and will at all times up throughout the Voting Period have, good and valid title to the Shares denoted as being owned by the Stockholder on Schedule I hereto, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting or support agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than (a) those created by this Agreement, or (b) those existing under applicable securities Laws.

SECTION 4.3 No Conflicts. (a) Other than the Merger Notification Filings, no filing with any Governmental Body, and no authorization, consent or approval of any other person is necessary for the execution of this Agreement or Written Consent by the Stockholder and (b) none of the execution and delivery of this Agreement or Written Consent by the Stockholder, the performance of the Stockholder’s obligations hereunder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of the Stockholder, (ii) result in, or give rise to, a violation, cancelation, modification or acceleration of any obligation, or to the loss of a material benefit under, or breach of or a default under any of the terms of any material Contract or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of the Subject Shares or its assets may be bound or (iii) violate any applicable Law, except for any of the foregoing as would not reasonably be expected to impair the Stockholder’s ability to perform its obligations under this Agreement.

SECTION 4.4 Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Privateer, Merger Sub or Tilray in respect of this Agreement based upon any Contract made by or on behalf of the Stockholder, solely in the Stockholder’s capacity as a stockholder of Privateer.

SECTION 4.5 No Litigation. As of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of the Stockholder, threatened against the Stockholder that would reasonably be expected to in any way impair the ability of the Stockholder to perform its obligations hereunder or consummate the transactions contemplated hereby.

SECTION 4.6 Reliance. The Stockholder understands and acknowledges that Tilray and Privateer are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement and the obligations hereunder.

ARTICLE V

TERMINATION

SECTION 5.1 Termination. This Agreement shall automatically terminate, and none of Privateer, Tilray or the Stockholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earliest to occur of: (a) the Effective Time; and (b) the valid termination of the Merger Agreement in accordance with its terms. The parties hereto acknowledge that upon termination of this Agreement as permitted under and in accordance with the terms of this Article V, no party to this Agreement shall have the right to recover any claim with respect to any losses suffered by such party in connection with such termination, except that, subject to Section 6.11, the termination of this Agreement shall not relieve any party to this Agreement from liability for such party’s intentional breach of any terms of this Agreement. Notwithstanding anything to the contrary herein, the provisions of this Article V and Article VI, and in the case of any termination pursuant to clause (a) of this Section 5.1, Sections 3.4 (Communications) and 3.5 (Waiver of Appraisal Rights), shall survive the termination of this Agreement.

ARTICLE VI

MISCELLANEOUS

SECTION 6.1 Further Actions. Subject to the terms and conditions set forth in this Agreement, the Stockholder agrees to take any all actions and to do all things reasonably necessary to effectuate this Agreement, including executing and delivering, or causing to be executed and delivered, such further documents, certificates, and instruments as Privateer or Tilray may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

SECTION 6.2 Fees and Expenses. Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

SECTION 6.3 Amendments, Waivers, etc. This Agreement may not be amended except by an instrument in writing signed by the parties hereto and specifically referencing this Agreement. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

SECTION 6.4 Notices. Any notice, request, instruction or other document required to be given hereunder shall be sufficient if in writing, and sent by confirmed electronic mail transmission of a “portable document format” (“.pdf”) attachment (provided that any notice received by electronic mail transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), or hand delivery, addressed as follows:

If to Tilray, to

Tilray, Inc.

1100 Maughan Road

Nanaimo, BC, Canada, V9X IJ2 Attention: Dara Redler, General Counsel; Maryscott Greenwood, Chair of the Special Committee of the Board

Email: dara.redler@tilray.com, maryscott.greenwood@crestviewstrategy.com with a copy to (which shall not constitute notice):

Paul Hastings LLP

200 Park Avenue

New York, NY 10166

Attention: Luke P. Iovine, III, Jason Rabbitt-Tomita

Email: lukeiovine@paulhastings.com, jasontomita@paulhastings.com

If to Privateer, to:

Privateer Holdings, Inc.

2701 Eastlake Avenue E., 3rd Floor

Seattle, WA 98102

Attention: Michael Blue, Managing Director

Email: michael.blue@privateerholdings.com

with a copy to (which shall not constitute notice):

Cooley LLP

1700 7th Ave, Suite 1900

Seattle, WA 98101

Attention: John Robertson, Steve Tonsfeldt, Kassendra Galindo

Email: jrobertson@cooley.com, stonsfeldt@cooley.com, kgalindo@cooley.com

If to the Stockholder, to the address or electronic mail address set forth on the signature page hereto, or to such other person or address as any party shall specify by written notice so given.

SECTION 6.5 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

SECTION 6.6 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any person or any circumstance, is invalid or unenforceable (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

SECTION 6.7 Entire Agreement; Assignment. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto, or any of them, with respect to the subject matter hereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto, except that without consent Privateer and Tilray may assign all or any of its rights and obligations hereunder to any of their respective Affiliates that assume the rights and obligations of Privateer or Tilray, respectively, under the Merger Agreement. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Notwithstanding anything to the contrary set forth herein, the Stockholder agrees that this Agreement and the obligations hereunder shall be binding upon any Person to which record or beneficial ownership of the Stockholder’s Subject Shares shall pass, whether by operation or law or otherwise, including the Stockholder’s heirs, guardians, administrators or successors and assigns, and the Stockholder agrees to take all actions necessary to effect the foregoing.

SECTION 6.8 Governing Law. THIS AGREEMENT AND ALL QUESTIONS RELATING TO THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

SECTION 6.9 Specific Performance. The Stockholder acknowledges that any breach of this Agreement would give rise to irreparable harm for which monetary damages would not be an adequate remedy and each of Tilray and Privateer shall be entitled to a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without the necessity of proving the inadequacy of monetary damages as a remedy, which shall be the sole and exclusive remedy for any such breach.

SECTION 6.10 Submission to Jurisdiction. The parties hereto hereby irrevocably submit to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or, if the Chancery Court declines jurisdiction, the United States District Court for the District of Delaware or the courts of the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, suit or proceeding shall be heard and determined in such courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.4 or in such other manner as may be permitted by applicable Laws shall be valid and sufficient service thereof.

SECTION 6.11 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.11.

SECTION 6.12 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “pdf” form), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (by facsimile or otherwise) to the other parties.

[Signature page follows]

IN WITNESS WHEREOF, Privateer, Tilray and the Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

TILRAY, INC.

By:
Name:
Title:

PRIVATEER HOLDINGS, INC.

By:
Name:
Title:

STOCKHOLDER

By:
Name:
Title: Address: Email Address:

[Signature Page to Support Agreement]

Schedule I

Ownership of Common Shares

Stockholder Name	Number of Shares